FORTEM RESOURCES INC. ACQUIRES 20 SECTIONS (12,960 ACRES) OF OIL AND GAS LEASES IN NORTHERN ALBERTA

April 11, 2017 – Fortem Resources Inc. (OTCQB: FTMR) (the “Company”) is pleased to announce that on April 7, 2017, it entered into and closed two Membership Interest Purchase Agreements with three arm’s length vendors to acquire all the membership interests of Colony Energy, LLC, a Nevada limited liability company.  Colony Energy holds a 100% interest in and to certain petroleum, natural gas and general rights, including Alberta Crown Petroleum and Oil Leases, in 20 contiguous sections totalling 12,960 acres located in the Godin area of Northern Alberta.

The Godin land leases consist of the Wabiskaw formation on which an analog well (13-27-082-02W5/0) in the Western edge of the acreage has tested oil and showed moveable oil in the shakers during the drilling process. Approximately 26 kilometers to the east of our Godin property is the highly successful Canadian Natural Resources Limited (“CNRL”) Pelican Lake Heavy Oil Project, also known as the Brintnell Project. Colony’s Godin property is located between the 13-27-082-02W5/0 well and the Brintnell project where CNRL is producing approximately 50,000 Bopd from the Wabiskaw Formation.

In the annual performance submission to the Alberta Energy Regulator by CNRL, they stated that primary recovery on their leases has been between 5 to 8%, while incremental polymer flooding has increased tertiary recovery to a range from 14 to 30%. Our review and due diligence of the Godin Heavy Oil property has revealed that there are many similarities between the two areas in the Wabiskaw formation.  The Godin play is analogous to the CNRL Brintnell Project in that the proposed Godin development is analogous to the Brintnell in depth, porosity, oil saturation and structure.

The Company intends to develop the Godin Project in three phases beginning with a four well vertical, followed by a four section pad development of 10 wells per pad/per section. Phase 3 is intended to be the full development of 20 sections.

Michael Caetano, Director and CEO stated, “We are pleased with the addition of Colony Energy LLC, which comes at an important time during our company’s restructuring phase. The Colony asset compliments very well with our 8 section (5,120 acres) Viking play in Compeer Central Alberta, which continues to show drilling activity from known companies.  We look forward to building a successful oil and gas company that can withstand today’s market prices while benefiting from future upside”.

Agreement Terms

In consideration for the acquisition of Colony Energy, we issued an aggregate of 21,000,000 shares of our common stock to the three vendors on the closing date and agreed to issue an additional 3,000,000 shares on a post-closing basis with 1,000,000 shares to be issued to one of the vendors on the first, second and third anniversaries of the closing date.

Colony Energy is a party to a Petroleum, Natural Gas and General Rights Conveyance dated as of March 31, 2017 with an arm’s length vendor and the principal shareholder thereof, pursuant to which the vendor is entitled to receive certain milestone payments from Colony Energy in the aggregate amount of up to US$210,000 as partial consideration for the original purchase of the oil and gas assets described above.  Pursuant to a Milestone Payment Addendum dated April 7, 2017, we agreed that if Colony Energy fails to make timely payment of any milestone payment and does not remedy such failure within 30 days after receipt of written notice from the vendor, the vendor may elect to: (i) have Colony Energy re-convey the purchased assets to the vendor; or (ii) receive 250,000 shares of our common stock, with such re-conveyance or issuance of shares to be in full and final satisfaction of all obligations to make any further milestone payment.

None of the securities issued have been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), and none of them may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. The securities issued must not be traded in or from a jurisdiction of Canada unless the conditions in Section 13 of Multilateral Instrument 51-105 Issuers Quoted in the U.S. Over The Counter Markets are met. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any state where such offer, solicitation, or sale would be unlawful.

About Fortem Resources

Fortem Resources Inc. is a publicly traded oil and gas production, development and exploration company, which holds properties in Western Canada while seeking North American & International expansion through an acquisition strategy.  The Company’s common shares are quoted on the OTC.QB under the symbol FTMR.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano
Chief Executive Officer

This news release contains forward-looking information that involves various risks and uncertainties regarding future events. Such forward-looking information can include without limitation statements based on current expectations involving a number of risks and uncertainties and are not guarantees of future performance of the Company, such as statements about: (i) the intention to develop the Godin Project in three phases beginning with a four well vertical followed by a four section pad development of 10 wells per pad; and (ii) the intention to fully develop the 20 sections in the phase 3 program. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including: (i) adverse market conditions; (ii) risks inherent in the oil and gas industry in general; (iii) the inability of the company to finance the execution of its business plan; or (iv) the inability of the Company to achieve the milestones required under the Milestone Payment Addendum. Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Except as required by law, the Company does not intend to update these forward-looking statements.